Wyoming Secretary of State
Herschler Building East, Suite 101
122 W 25th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Email: Business@wyo.gov

WY Secretary of State
FILED: 01/09/2025 09:53 AM
Original ID: 1995-000298252
Amendment ID: 2025-005513728

Profit Corporation
Articles of Amendment

1. Corporation name:
(Name must match exactly to the Secretary of State's records.)

OCULUS VISIONTECH INC.

2. Article number(s) 1 is amended as follows:
See checklist below for article number information.

Article 1 is hereby amended to read as follows: The new name of the corportation is Oculus Inc.

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4. The amendment was adopted on 09/30/2024
(Date – mm/dd/yyyy)

STATE OF WYOMING
Office of the Secretary of State

I, CHUCK GRAY, Secretary of State of the State of Wyoming, do hereby certify that the filing requirements for the issuance of this certificate have been fulfilled.

CERTIFICATE OF NAME CHANGE

Current Name: **Oculus Inc.**
Old Name: **OCULUS VISIONTECH INC.**

I have affixed hereto the Great Seal of the State of Wyoming and duly executed this official certificate at Cheyenne, Wyoming on this **9th** day of **January, 2025**


GREAT SEAL OF THE STATE OF WYOMING
EQUAL RIGHTS

Filed Date: 01/09/2025

Chuck Gray

Secretary of State

By: Haley Stinson